Exhibit 10.28

June 7, 2024

Ms. Jennifer Koester
c/o Sphere Entertainment Co.
Two Pennsylvania Plaza New York, NY 10121

Re: Amendment to Employment Agreement
Dear Jen:
This letter (the “Amendment”), effective as of June 10, 2024, hereby amends your employment agreement with Sphere Entertainment Co. (the “Company”), dated January 5, 2024 (the “Employment Agreement”). Unless otherwise expressly set forth in this Amendment, capitalized terms used herein but not otherwise defined in this Amendment shall have the meanings given to such terms in the Employment Agreement.
1.    Paragraph 1 of the Employment Agreement is hereby amended and restated in its entirety as follows:
Your title will be President & Chief Operating Officer, Sphere and you will report to the Executive Chairman and Chief Executive Officer of the Company. You agree to devote all of your business time and attention to the business and affairs of the Company and to perform your duties in a diligent, competent, professional and skillful manner and in accordance with applicable law. You shall not undertake any outside business commitments without the Company’s consent. Notwithstanding the foregoing, nothing herein shall preclude you from (i) serving as a member of the board of directors or advisory board (or their equivalents in the case of a non-corporate entity) of up to two non-competing businesses with the approval of the Executive Chairman and Chief Executive Officer, (ii) engaging in charitable activities and community affairs, and (iii) managing your personal investments and affairs; provided, however, that the activities set out in clauses (i), (ii) and (iii) shall be limited by you so as not to materially interfere, individually or in the aggregate, with the performance of your duties and responsibilities hereunder, including compliance with the covenants set forth in Appendix A.
2.    Paragraph 2 of the Employment Agreement is hereby amended and restated in its entirety as follows:
Your annual base salary will be not less than $1,450,000 annually, paid bi-weekly, subject to annual review and potential increase by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) in its sole discretion. The Compensation Committee will review your compensation package on an

Ms. Jennifer Koester

annual basis to ensure that you are paid consistently with other similarly situated executives of the Company as well as external peers.
3.    Paragraph 5 of the Employment Agreement is hereby amended and restated in its entirety as follows:
You will also be eligible to participate in our standard benefits program, subject to meeting the relevant eligibility requirements, payment of the required premiums, and the terms of the plans themselves. We currently offer medical, dental, vision, life, and accidental death and dismemberment insurance; short- and long- term disability insurance; a savings and retirement program; and ten paid holidays. You will be eligible for flexible time off in accordance with Company policy. You will be entitled to reimbursement of business expenses upon submission of appropriate documentation in accordance with Company policy. You will also be entitled to a maximum of 25 hours of personal flights on corporate provided aircraft, for which you will be imputed the Standard Industrial Fare Level Rate (“SIFL”).
4.    Except as expressly set forth in this Amendment, the Employment Agreement shall remain in full force and effect. This Amendment shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within that state. The following provisions of the Employment Agreement shall be incorporated into, and be effective mutatis mutandis with respect to, this Amendment as if set forth herein in their entirety: Paragraphs 18, 19 and 21. This Amendment may be executed in several counterparts (including, without limitation, by facsimile, PDF or electronic transmission), each of which will be deemed an original, and such counterparts will constitute one and the same instrument.

SPHERE ENTERTAINMENT CO.

/s/ James L. Dolan
By: James L. Dolan
Title: Executive Chairman & CEO

Accepted and Agreed:

/s/ Jennifer Koester
Jennifer Koester